Gastar Exploration Announces Successful Middle Bossier Completion

HOUSTON, Sept. 30 /PRNewswire/ -- Gastar Exploration Ltd. (NYSE Amex: GST) announced today that the Streater #1 well was successfully completed in a single middle Bossier zone and is producing at a gross sales rate of approximately 10.3 MMCFD of natural gas at a flowing casing pressure of approximately 8,900 psi.  Gastar has a 100% before payout working interest (approximately 76% before payout net revenue interest) in the Streater #1 well.

J. Russell Porter, Gastar's President and CEO, commented, "The Streater #1 well was drilled in the northern portion of Gastar's acreage and confirms that the middle and upper Bossier formations are productive across a large portion of Gastar's 32,000 gross acre leasehold.  This completion is from a single zone and we plan on adding at least two additional Bossier completions once the formation pressure in this zone declines."

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk shale resource and CBM development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar's CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

CONTACT:  J. Russell Porter, Chief Executive Officer of Gastar Exploration Ltd., +1-713-739-1800, rporter@gastar.com; or Investor Relations, Lisa Elliott, lelliott@drg-e.com, or Anne Pearson, apearson@drg-e.com, both of DRG&E, +1-713-529-6600, for Gastar Exploration Ltd.